Exhibit 99.2

Telavancin for Treatment of Hospital-Acquired

Pneumonia Caused by MRSA and MSSA: The

ATTAIN Studies

E Rubinstein,(1) GR Corey,(2) ME Stryjewski,(2),(3) JL Vincent,(4) JY Fagon,(5) MH Kollef,(6) MM Kitt,(7) HD Friedland(7); on behalf of the ATTAIN Study Group

(1)University of Manitoba, Winnipeg, Canada; (2)Duke Clinical Research Institute, Durham, NC, USA; (3)Centro de Educación Médica e Investigaciones Clínicas (CEMIC), Buenos Aires, Argentina; (4)Hôpital Erasme, Brussels, Belgium; (5)Hôpital Européen Georges Pompidou, Paris, France; (6)Washington University, St. Louis, MO, USA; (7)Theravance, Inc., South San Francisco, CA, USA

Presented at the 48th Annual ICAAC/IDSA 46th Annual Meeting, Washington, DC, October 25-28, 2008.

ABSTRACT (REVISED)

Background. Vancomycin (VAN) is the standard of care for the treatment of methicillin- resistant S. aureus (MRSA) pneumonia but is felt to be less effective for infections with methicillin-susceptible (MSSA) strains. Telavancin (TLV) is an investigational, bactericidal lipoglycopeptide with potent activity against Gram-positive pathogens in vitro. We compared the efficacy of TLV and VAN for treatment of HAP caused by Gram-positive bacteria.

Methods. ATTAIN 1 and 2 were randomized, methodologically identical, double-blind, Phase 3, clinical studies. Patients ( >18 years of age) with HAP suspected or documented to be due to Gram-positive pathogens were randomized to receive TLV 10 mg/kg IV q24 h or VAN 1 g IV q12 h for 7 to 21 days. Test-of-cure (TOC) visit was conducted 7 to 14 days after end of study treatment. The microbiologically evaluable (ME) population consisted of clinically evaluable patients with Gram-positive pathogen isolated at baseline.

Results. Pooled clinical cure rates at TOC for ME patients with monomicrobial infections are presented in the Table. Patients with mixed Gram+/Gram– infection are not included.

Conclusions. TLV achieved numerically higher clinical cure rates in ME patients with monomicrobial HAP caused by MRSA and MSSA.

INTRODUCTION

•      Staphylococcus aureus has emerged as a major pathogen in hospital-acquired pneumonia (HAP).(1)

•      Methicillin-resistant S. aureus (MRSA) strains are now implicated in 20% to 40% of all cases of HAP.(2)

•      Inadequate antimicrobial treatment of critically ill patients is associated with increased mortality, and this is most commonly due to inappropriate treatment of resistant organisms.(3)

•      The empiric use of vancomycin has increased in response to the epidemic spread of MRSA.(4) However, vancomycin is less efficacious than b-lactam antibiotics for treatment of invasive infections with methicillin-susceptible (MSSA) strains.(5),(6)

•      Telavancin is an investigational, rapidly bactericidal lipoglycopeptide with a multifunctional mechanism of action against clinically relevant pathogens, including MRSA.(7)

•      In Phase 3 trials, telavancin has demonstrated noninferiority compared with conventional therapy for treatment of complicated skin and soft tissue infections(8) and HAP.(9)

•      In this analysis, we compared telavancin and vancomycin for treatment of HAP in patients with a monomicrobial Gram-positive infection at baseline from the Assessment of Telavancin for Hospital-acquired Pneumonia (ATTAIN) studies.

METHODS

Patients

Major inclusion criteria

•      Men and nonpregnant women >18 years of age.

•      Clinical signs and symptoms consistent with pneumonia acquired after 48 hours in an inpatient acute- or chronic-care facility, or acquired within 7 days after being discharged following >3 days of hospital stay.

•      Radiographic and laboratory findings consistent with bacterial pneumonia.

•      Adequate respiratory specimen for Gram stain and culture.

Major exclusion criteria

•      Receipt of potentially effective systemic antibiotic therapy for Gram-positive pneumonia for more than 24 hours immediately prior to randomization.

•      Respiratory tract specimens with only Gram-negative bacteria seen on Gram stain or culture at enrollment.

•      An infection due to organisms known to be resistant to either of the study medication regimens or suspected pulmonary disease that precluded evaluation of therapeutic response.

•      Documented or suspected meningitis, endocarditis, or osteomyelitis and evidence for compromised host immune response.

Study design

•      ATTAIN 1 and 2 were methodologically identical, randomized, double-blind, comparator-controlled, parallel-group Phase 3 studies conducted at 275 sites in 38 countries.

•      Enrollment took place between January 2005 and June 2007.

•      Patients were randomized (1:1) to receive telavancin 10 mg/kg intravenously (IV) every 24 hours or vancomycin 1 g IV every 12 hours for 7 to 21 consecutive days.

•      Telavancin dose was adjusted in patients with creatinine clearance of <50 mL/min.

•      Vancomycin dose was adjusted per site-specific guidelines maintaining study blinding.

•      Switching to antistaphylococcal penicillin was allowed for MSSA infections.

•      Baseline clinical assessments included medical history, physical examination, chest radiograph or chest computed tomography, arterial blood gas in patients on mechanical ventilation or with an arterial line, creatinine clearance calculation, and electrocardiogram.

•      Test-of-cure (TOC) visit 7 to 14 days after last dose of study drug.

Analysis populations

•      All-treated (AT): Randomized patients who received >1 dose of study medication.

•      Modified all-treated (MAT): AT patients with baseline pathogen.

•      Clinically evaluable (CE): Compliant AT patients with a TOC clinical response of “cure” after receiving study medication >5 days and at least 80% of the intended dose,

or “failure” following >3 days on study medication at TOC 7 to 14 days after last dose of study drug.

•      Microbiologically evaluable (ME): CE patients with a Gram-positive pathogen recovered from baseline respiratory specimens or blood cultures.

Study end points

•      Clinical response at TOC:

•      Cure: Signs and symptoms of pneumonia resolved and no progression of radiological signs

•      Failure: Persistence/progression of pneumonia or relapse after end of therapy, termination of study medication due to lack of efficacy, or death after >3 days attributable to the primary infection

•      Indeterminate: Inability to determine outcome.

Microbiological evaluations

•      Respiratory samples were obtained at baseline for Gram stain and culture. A sputum or endotracheal suction sample was considered adequate if it had >25 polymorphonuclear leukocytes and <10 squamous epithelial cells per high power field.

•      In patients on mechanical ventilation, acceptable respiratory specimens included endotracheal suction, bronchoalveolar lavage (BAL), blind bronchial suctioning, protected specimen brush, or mini-BAL.

•      Two blood culture specimens were also obtained at baseline.

•      All isolated pathogens were submitted to a central laboratory for identification to ensure consistency of results.

•      Susceptibility testing was performed in accordance with Clinical and Laboratory Standards Institute (CLSI) guidelines.(10)

Statistics

•      Analysis was conducted on ME patients with monomicrobial infection.

•      Descriptive statistics were calculated for subject demographics and safety data.

•      Two-sided, 95% confidence intervals (CIs) were constructed on the difference in cure rates (telavancin minus vancomycin).

RESULTS

Disposition, baseline, and demographic characteristics

•      In the combined population of ATTAIN, 1532 individuals were randomized to receive telavancin or vancomycin and 1503 received at least 1 dose of study medication (Figure 1).

•      In total, 329 ME patients had a single Gram-positive pathogen isolated at baseline (telavancin, n=164; vancomycin, n=165). Baseline characteristics of patients in each treatment group were comparable (Table 1).

•      Among ME patients with monomicrobial Gram-positive infection at baseline, the most common isolated pathogens were S. aureus and Streptococcus pneumoniae (Table 2).

•      Compared with the vancomycin group, a higher proportion of S. aureus isolates from patients in the telavancin group were MSSA (Table 2).

Outcomes

•      The rate of clinical cure in ME patients with monomicrobial S. aureus infection at baseline was significantly greater for telavancin compared with VAN (Figure 2).

•      Numerical differences favoring telavancin were also observed for patients from whom either MRSA or MSSA were identified as the baseline pathogen (Figure 2).

Safety

•      The incidence of treatment-emergent adverse events were similar for both treatment groups (Table 3).

CONCLUSIONS

•      S. aureus was the pathogen most commonly associated with HAP in this collection of patients.

•      Compared with vancomycin, telavancin achieved a significantly higher rate of cure for monomicrobial S. aureus infection and numerically higher cure rates for both MRSA and MSSA pneumonia groups.

•      If approved, telavancin may be an important option for empirical treatment of HAP when a Gram-positive infection is suspected.

REFERENCES

(1)    Kollef MH et al. Chest 2005;128:3854–3862.

(2)    Rubinstein E et al. Clin Infect Dis 2008;46:S378–S385.

(3)    Kollef MH et al. Chest 1999;115:462–474.

(4)    Klevens RM et al; Active Bacterial Core surveillance (ABCs) MRSA Investigators. JAMA 2007;298:1763–1771.

(5)    Bodi M et al. Crit Care Med 2001;29:N82–N86.

(6)    Small PM et al. Antimicrob Agents Chemother 1990;34:1227–1231.

(7)    Leonard SN et al. Pharmacotherapy 2008;28:458–468.

(8)    Stryjewski ME et al. Clin Infect Dis 2008;46:1683–1693.

(9)    Rubinstein E et al. Clin Microbiol and Infect 2008;14:S14.

(10)   Clinical and Laboratory Standards Institute (CLSI). Methods for Dilution of Antimicrobial Susceptibility Tests for Bacteria That Grow Aerobically; Approved Standard M7-A7. Wayne, PA: CLSI; 2006.